Exhibit 10.20

AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”) is entered into as of October 29, 2015, by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Michael McGuinness (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an Employment Agreement, effective as of May 28, 2012 (the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and
WHEREAS, the Company and the Executive desire to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective October 29, 2015:
1.    In each place in the Agreement where the phrase “Senior Vice President, Chief Accounting Officer” appears, such phrase shall be deleted and the phrase “Executive Vice President, Chief Financial Officer” shall be inserted in its stead.
2.    Section 5(a) is amended to provide as follows:
(a)     Annual Base Salary. At the commencement of the Term, the Executive shall receive a base salary at a rate of $400,000 per annum (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Company may, in its sole discretion, review and adjust the rate of Annual Base Salary payable to the Executive in effect from time to time; provided, however, that any such modified rate shall thereafter be the rate of “Annual Base Salary” hereunder.
3.    Section 5(b) is amended to provide as follows:
(b)    Bonus. With respect to 2015 and each subsequent fiscal year during the Term (or portion thereof), the Executive shall be eligible to receive a bonus (the “Bonus”), as determined pursuant to the Company’s Executive Incentive Plan (or any similar or successor plan) (collectively, the “Bonus Plan”), and based on the Executive’s or the Company’s attainment of objective financial or other operating criteria established by the Committee in its sole good faith discretion. The Executive will be eligible for a target bonus opportunity of 100% of the Executive’s Annual Base Salary. To receive a Bonus, Executive must be in continuous employment with the Company through the date such bonus is paid. The Bonus for each fiscal year shall be paid to the Executive no later than 75 days following the completion of such fiscal year.
4.    Section 7(c)(i) is amended to provide as follows:
(i)    Pay to the Executive an amount equal to the product of (A) the sum of his then-current (i) Annual Base Salary and (ii) the greater of (1) the Bonus paid or payable to Executive with respect to the fiscal year ending immediately prior to the Date of Termination or (2) the Target Bonus for the year of termination, and (B) one and one-half (1½); payable in cash in a lump sum as soon as reasonably practicable after such termination but in no event later than five (5) business days thereafter;
5.    Section 7(c)(ii) is amended to provide as follows:
(ii)    Continue to provide, at the Company’s expense, the Executive (and his eligible dependents) with the medical, dental and life insurance coverage in which he (and/or his eligible dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) for eighteen (18) months following the Date of Termination. Notwithstanding the foregoing, no subsidy for medical or dental coverage described in the preceding sentence shall apply to the extent the Company reasonably determines that providing such subsidy would expose the Company (or any health plan thereof) to additional taxes or penalties with respect to the provision of such benefits on a discriminatory basis; and
[Signature Page Follows]
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

MONSTER WORLDWIDE, INC.

By:	/s/ Timothy T. Yates
Timothy T. Yates
Chief Executive Officer

EXECUTIVE

/s/ Michael McGuinness
Michael McGuinness